Exhibit 10.1

Office Lease and Administrative Support Agreement

THIS OFFICE LEASE AND ADMINISTRATIVE SUPPORT AGREEMENT (this "Agreement") is made on June 8, 2017, by and between Banyan Rail Services Inc. ("Banyan") and Boca Equity Partners LLC ("BEP").

WHEREAS: The parties desire to provide for a cost-sharing arrangement relating to Banyan's use of a portion of BEP's offices located at 5200 Town Center Circle, Tower 1, Suite 550, Boca Raton, FL 33846 (the "Premises"), and certain overhead items at the Premises such as space, utilities and other administrative services.

NOW THEREFORE, the parties agree as follows:

TERMS

1.	Term. The term of this Agreement shall be month-to-month, commencing on June 1, 2017 (the "Effective Date").

2.	Shared Costs. BEP shall furnish to Banyan the following:

a.	A portion of the Premises, including related janitorial, electrical and other, associated taxes and utility services;
b.	Certain furniture, furnishings, computers and other equipment;
c.	Telephone service, internet access and postage machine, etc.;
d.	Services of Nancy Goss and other general office and administrative support.

3.	Reimbursement of Shared Costs. Banyan agrees to reimburse BEP $15,000 per month in advance for the costs of the services and facilities provided hereunder. If the cost of such services and facilities changes subsequently, the parties will negotiate changes in good faith.

4.	Notices. All notices, request, demands and other communications required or permitted under this Agreement shall be given in writing as follows:

Boca Equity Partners, LLC 5200 Town Center Circle Tower 1, Suite 550 Boca Raton, FL 33486 Attn: Gary O. Marino, CEO	Banyan Rail Services Inc. 5200 Town Center Circle Tower 1, Suite 550 Boca Raton, FL 33486 Attn: Paul Dennis Interim CFO

Agreed upon as of the Effective Date:

Boca Equity Partners LLC	Banyan Rail Services Inc.
/s/ Gary O. Marino	/s/ Paul S. Dennis
By: Gary O. Marino, CEO	By: Paul S. Dennis, Interim CFO

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